Exhibit 99.1

ELITE INITIATES PROCESS TO DELIST ITS COMMON STOCK FROM NYSE AMEX AND
COMMENCE QUOTATION ON OTC BULLETIN BOARD

NORTHVALE, N.J. – April 30, 2009 – On April 30, 2009, Elite Pharmaceuticals, Inc. (“Elite”) (NYSE AMEX Equities: ELI) sent written notice to NYSE Amex (the “Exchange”) of its intention to effect a voluntarily delisting of its common stock, par value $0.01 per share (the “Common Stock”), from the Exchange in order to commence quotation of the Common Stock on the OTC Bulletin Board.

Elite’s decision to effect a voluntarily delisting of the Common Stock from the Exchange is the result of the transactions contemplated by the Strategic Alliance Agreement, dated March 18, 2009 (the “Alliance Agreement”), by and among Elite, on the one hand, and Epic Pharma, LLC, a Delaware limited liability company (the “Parent”), and Epic Investments, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Parent (the “Purchaser”), on the other hand. Elite believes the delisting of the Common Stock from the Exchange is an important step in its continuing efforts to reduce costs. As a result, the obligations of the Parent and the Purchaser under the Alliance Agreement have been conditioned upon, among other things, the effectuation by Elite of the delisting of the Common Stock from the Exchange and the quoting of the Common Stock on the OTC Bulletin Board.

Independent of Elite’s decision to effect a voluntary delisting of the Common Stock from the Exchange, on March 17, 2009, the Exchange issued a letter (the “Exchange Notification”) notifying Elite that the Exchange staff determined, based on its review of publicly available information, that Elite was not in compliance with certain continued listing standards under Part 10 of the NYSE Alternext US LLC Company Guide (the “Company Guide”) and, as a result, has become subject to the procedures and requirements of Section 1009 of the Company Guide. In particular, the Exchange found Elite not to be in compliance with Section 1003(a)(iv) of the Company Guide based on losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired, that it appears questionable to the Exchange whether Elite will be able to continue operations and/or meet its future obligations.

The Exchange afforded Elite the opportunity to submit a plan (a “Plan”) of compliance to the Exchange by April 17, 2009 that demonstrates Elite’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by September 17, 2009. However, pursuant to the terms of the Alliance Agreement and to reduce compliance costs, Elite has determined not submit a Plan to the Exchange. Instead, Elite will effect a voluntarily delisting of the Common Stock from the Exchange and will cause the Common Stock to be quoted on the OTC Bulletin Board.

About Elite Pharmaceuticals, Inc.

Elite develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com